Exhibit 99.5

Consent to be Named as a Director Nominee

In connection with the filing by Werewolf Therapeutics, Inc. of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Werewolf Therapeutics, Inc. following the consummation of the merger in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: September 22, 2026	/s/ Matthew Hammond, Ph.D.
Matthew Hammond, Ph.D.